UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 28, 2007

VitalTrust Business Development Corporation
(Exact name of registrant as specified in charter)

Nevada	000-27277	88-0503197
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bay Point Drive, Suite 910
Tampa, Florida 33623
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (813) 865-1120

2701 North Rocky Point Drive, Suite 910
Tampa, Florida 33607
(813) 287-5787
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report  or Completed Interim Review

On May 28, 2007, VitalTrust Business Development Corporation (the “Company”) concluded that its financial statements for the quarterly period ended March 31, 2007 should no longer be relied upon. An  error was discovered subsequent to the issuance of the Company's financial statements as of and for the quarter ended March 31, 2007, whereby management identified that there was a misinterpretation of  the closing date relating to an acquisition of a portfolio of securities that should have been included during the quarterly period ended March 31, 2007.

The financial statements as of and for the three months ended March 31, 2007 have been restated to account for common stock issued and preferred stock to be issued in exchange for a portfolio of securities. The recording of this transaction resulted in:

•	an increase in Investments in portfolio companies of $77,615,000, net of an unrealized depreciation on investment of $10,455,000;

•	an increase in Preferred stock to be issued of $61,649,000 reflected as temporary equity;

•	an increase in Common stock issued of $5,000;

•	an increase in Additional paid-in capital of $26,104,330, net of dividend payable on preferred stock of $311,670.

This restatement of the financials is expected to result in an increase of $10,455,000 to both net decrease in net assets resulting from operations and accumulated deficit.

The restated consolidated financial statements will be included in an amended Form 10-Q which is being filed simultaneously with this filing.

On June 1, 2007, the Company provided Rotenberg Meril Solomon Bertiger & Guttilla, P.C., its independent accountants, with a copy of the disclosures it is making in response to Item 4.02 on this Form 8-K, and has requested that Rotenberg Meril Solomon Bertiger & Guttilla, P.C.furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements as promptly as possible. Such letter is filed herewith as Exhibit 16.1.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits.

16.1	Letter on non-reliance on previously issued unaudited interim financial statements, dated June 1, 2007 from Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VitalTrust Business Development Corporation

Date: June 1, 2007	By:	/s/ Charles Broes
Charles Broes
Chief Executive Officer